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                                                                     Exhibit 3.1


                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                        CENTENNIAL COMMUNICATIONS CORP.

     Centennial Communications Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Does Hereby Certify:

     1. The name of the corporation is Centennial Communications Corp. The date of filling of its original Certificate of Incorporation with the Secretary of State was Thursday, October 26, 1995.

     2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

     3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by restating the text of the original Certificate of Incorporation, as amended and restated, in full to read as follows:

     1.
         The name of the corporation is Centennial Communications Corp. (hereinafter called the "Corporation").

     2.
         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     3.
         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4.
         a.
              i. CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is forty six million five hundred thousand (46,500,000) shares, twenty nine million one hundred
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thousand (29,100,000) shall be Common Stock, each having a par value of one cent
($.01) per share. Seventeen million four hundred thousand (17,400,000) shares shall be Preferred Stock, each having a par value of one cent ($.01) per share.

              ii.  DESIGNATION OF PREFERRED STOCK.  Three hundred fifty-two
(352) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), six million three hundred ninety-nine thousand six hundred forty-eight (6,399,648) of the authorized shares of the Preferred Stock are hereby designated as "Series B Preferred Stock" (the "Series B Preferred"), and eleven million (11,000,000) of the authorized shares of Preferred Stock are hereby designated as "Series C Preferred Stock" (the "Series C Preferred"). The Series A Preferred, the Series B Preferred and the Series C Preferred are hereinafter collectively referred to as the "Series Preferred."

         b.   DIVIDENDS.

              i. DIVIDENDS IN RESPECT OF SERIES C PREFERRED. Except as provided herein, dividends on each share of Series C Preferred shall accrue on a daily basis at the rate of twelve percent (12%) per annum on the sum of the Liquidation Value thereof from and including the date of issuance of each such share of Series C Preferred to and including the earlier of the date on which
(i) the Liquidation Value of such share is paid in full or (ii) such share is converted into a share of Common Stock hereunder. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared before any dividend, distribution or payment may be made with respect to any shares of Series A Preferred, Series B Preferred, Common Stock or any other stock of the Corporation that is not by its terms expressly senior in right of payment of dividends to the Series C Preferred. The date on which the Corporation initially issues any share of Series C Preferred shall be deemed to be its "date of issuance" regardless of the number of times a transfer of each such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

              ii. PAYMENT OF DIVIDENDS ON SERIES C PREFERRED. All accrued dividends on the Series C Preferred shall be payable on April 30 and October 31 of each year, commencing on the earlier to occur of April 30 or October 31 following the month in which such shares of Series C Preferred are issued. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C Preferred, such payment shall be distributed ratably among the holders of the Series C Preferred based on the number of shares of Series C Preferred held by each such holder.

              iii. PAYMENT OF STOCK DIVIDENDS. In the sole discretion of the Corporation, any dividends accruing on shares of Series C Preferred may be paid, in lieu of cash dividends, by the issuance of additional shares of Series C Preferred (including

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fractional shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividends to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Series C Preferred in the form of additional shares of Series C Preferred, such payment in shares of Series C Preferred shall be made pro rata to the holders of Series C Preferred based on the aggregate accrued but unpaid dividends on the shares of Series C Preferred held by each such holder.

              iv. CESSATION OF DIVIDENDS; RETURN OF DIVIDENDS. If a Qualified Public Offering occurs during the period commencing on October 3, 1997 and ending on the third anniversary thereof, (i) no further dividends shall accrue and be payable on the Series C Preferred except when and as declared by the Board of Directors, but only out of funds that are legally available therefor;
(ii) any accrued but unpaid dividends on any shares of Series C Preferred shall be deemed waived, and the holder of each share of Series C Preferred shall not be entitled to such dividends; and (iii) each holder of shares of Series C Preferred shall return all previously paid dividends to the Corporation in respect of such shares of Series C Preferred including, without limitation, any dividends paid in shares of Series C Preferred.

              v. ADDITIONAL PROVISIONS. Holders of Series B Preferred, in preference to the holders of Series A Preferred, shall be entitled to receive dividends, when and as declared by the Board of Directors, but only out of funds that are legally available therefor. Holders of Series A Preferred and Series B Preferred, in preference to the holders of Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment of dividends to the Series A Preferred and the Series B Preferred, shall be entitled to receive dividends, when and as declared by the Board of Directors, but only out of funds that are legally available therefor. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series Preferred prior to the time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series Preferred had all of the outstanding Series Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         C.  LIQUIDATION.

              i. PRIORITY. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series C Preferred shall be entitled to be paid, before any distribution or payment is made to the holders of the Corporation's Series A Preferred, Series B Preferred and Common Stock and any other stock of the Corporation that is not expressly senior in right of payment to the Series C Preferred, the greater of (i) an amount in cash equal to the aggregate Liquidation Value (as defined below) (plus all declared, accrued and unpaid dividends) of all shares of Series C Preferred held by

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such holder, and (ii) the consideration which would have been paid on the shares of Conversion Stock had all outstanding shares of Series C Preferred been converted immediately prior to the liquidation, dissolution or winding up of the Corporation. The holders of Series C Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets available for distribution to the holders of the Series C Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets available for distribution to the holders of the Series C Preferred shall be distributed ratably among such holders based upon the aggregate Liquidation
Value (plus all declared, accrued and unpaid dividends) of the Series C
Preferred held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment any accrued and unpaid dividends with respect to the Series C Preferred. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Series C Preferred.

              ii. Upon any liquidation, dissolution or winding up of the Corporation, each holder of the Series B Preferred shall be entitled to be paid, before any distribution or payment is made to the holders of the Corporation's Series A Preferred, Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Series B Preferred, the greater of (i) an amount in cash equal to the aggregate Liquidation Value (plus all declared, accrued and unpaid dividends) of all shares of Series B Preferred held by such holder, and (ii) the consideration which would have been paid on the shares of Conversion Stock had all outstanding shares of Series B Preferred been converted immediately prior to the liquidation, dissolution or winding up of the Corporation. The holders of the Series B Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets available for distribution to the holders of the Series B Preferred are insufficient to permit payment to such holders of the amount which they are entitled to be paid, then the entire assets available for distribution to the holders of the Series B Preferred shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all declared, accrued and unpaid dividends) of the Series B Preferred held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment any accrued and unpaid dividends with respect to the Series B Preferred. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred.

              iii. Upon any liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred shall be entitled to be paid, before any distribution or payment is made to the holders of the Corporation's Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Series A Preferred, the greater of
(i) an amount in cash equal to the aggregate Liquidation Value (plus all declared, accrued and unpaid dividends) of all shares of Series A Preferred held by such holder, and (ii) the consideration which would have been paid on the shares of Conversion Stock had all outstanding shares of Series A Preferred been converted immediately prior to the liquidation, dissolution or winding up of the Corporation. The holders of the Series A Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets available for distribution to the holders of the Series A Preferred are insufficient to permit payment to such holders of the amount which they are entitled to be paid, then the entire assets available for distribution to the holders of the Series A Preferred shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all declared, accrued and unpaid dividends) of the Series A Preferred held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment any accrued and unpaid dividends with respect to the Series A Preferred. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred.

              iv. CHANGE OF OWNERSHIP; FUNDAMENTAL CHANGE. For purposes of this Section 3, upon the election of the holders of at least a majority of the outstanding shares of Series Preferred (voting on an as-converted to Common Stock basis), a "Change in Ownership" or "Fundamental Change" (each, as defined below) shall be deemed to be a liquidation, dissolution or winding up of the Corporation, and the holders of the Series Preferred shall be entitled to receive payment of amounts payable with respect to the respective series of Series Preferred upon a liquidation, dissolution or winding up in cancellation of their shares of Series Preferred upon consummation of any such transaction. The term "Change in Ownership" means any sale or issuance or series of sales and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of affiliated Persons (other than the owners of capital stock as of the original issue date of the Series C Preferred on the conversion of the Senior Notes) owning capital stock of the Corporation possessing more than 50% of the voting power (under ordinary circumstances) of the Corporation. The term "Fundamental Change" means
(a) a sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Corporation's board of directors) in any transaction or series of transactions (other than sales in the ordinary course of business and other than a sale of the Corporation's United States wireless communications business) and (b) any merger or consolidation or other corporate reorganization to which the Corporation is a party, except for a merger, consolidation or other corporate reorganization in which after giving effect to such, the holders of the Corporation's outstanding capital stock immediately prior to such event shall own at least 50% of the Corporation's voting power (under ordinary circumstances).

         d.   REDEMPTIONS.

              i. OPTIONAL SERIES C PREFERRED REDEMPTIONS. Subject to the provisions contained herein, the Corporation shall redeem, at the option of the holders

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of shares of Series C Preferred, shares of Series C Preferred held by such holders at any time on or after October 3, 2002 (the "Redemption Effective Date"), at a price per share equal to the Liquidation Value thereof (plus all of Series C Preferred declared, accrued and unpaid dividends thereon). Any redemption requested by the holders of shares of Series C Preferred must be received by the Corporation at least 30 days prior to the date requested for redemption. The Corporation shall only be required to redeem shares of Series C Preferred (i) on four occasions during each twelve month period commencing with the Redemption Effective Date, and (ii) so long as the holders of at least 5% of the outstanding shares of Series C Preferred request redemption at such time.

             ii. SCHEDULED REDEMPTIONS. The Corporation shall redeem a number of shares of Series A Preferred equal to 33-1/3% of the total number of shares of Series A Preferred Stock issued under the Series A Purchase Agreement (or such lesser number then outstanding) on each of the sixth, seventh and eighth anniversaries of the initial closing of the sale of Series B Preferred (the "Scheduled Redemption Dates"), at a price per share of Series A Preferred equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall redeem a number of shares of Series B Preferred equal to 33-1/3% of the total number of shares of Series B Preferred Stock issued under the Series B Purchase Agreement (or such lesser number then outstanding) on each of the Scheduled Redemption Dates, at a price per share of Series B Preferred equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

              iii. REDEMPTION PAYMENT. For each share of Series Preferred which is to be redeemed (or for which redemption is requested), the Corporation shall be obligated on the respective Scheduled Redemption Date or Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Series Preferred) an amount in immediately available funds equal to the Liquidation Value of such share of Series Preferred (plus all declared, accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of shares of Series Preferred on any Scheduled Redemption Date or Redemption Date are insufficient to redeem the total number of shares of Series Preferred to be redeemed (or elected to be redeemed) on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series Preferred ratably among the holders of the shares of Series Preferred to be redeemed (or elected to be redeemed) based upon the aggregate Liquidation Value of such shares of Series Preferred (plus all declared, accrued and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series Preferred, such funds shall immediately be used to redeem the balance of the shares of Series Preferred which the Corporation has become obligated to redeem (or for which requests for redemption were received by the Corporation) on any Scheduled Redemption Date or Redemption Date but which it has not redeemed. Prior to any redemption of Series Preferred, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the shares of Series Preferred which are to be redeemed.

              iv. NOTICE OF REDEMPTION. The Corporation shall mail written notice of each redemption of any Series Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such scheduled redemption is to be made. In case fewer than the total number of shares of Series Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series Preferred shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed shares of Series Preferred.

              V. DETERMINATION OF THE NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED.

                        (a) Subject to the rights of the holders of Series A Preferred set forth in Section 4(i) below, the number of shares of Series A Preferred to be redeemed from each holder thereof in scheduled redemptions by the Corporation under this Section 4 shall be the number of shares of Series A Preferred determined by multiplying the total number of shares of Series A Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A Preferred and Offset Shares (as defined in Section 6(i)(2)) then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred and Offset Shares then outstanding. If the application of this Section 4(e)(i) has caused the number of shares of Series A Preferred to be redeemed from any holder to exceed the number of shares of Series A Preferred, then held by such holder, such holder shall be deemed (solely for purposes of this paragraph) to have applied a number of Offset Shares equal to such excess to reduce the number of shares of Series A Preferred to be redeemed from such holder.

                        (b) Subject to the rights of the holders of Series B Preferred set forth in Section 4(j) below, the number of shares of Series B Preferred to be redeemed from each holder thereof in scheduled redemptions by the Corporation under this Section 4 shall be the number of shares of Series B Preferred determined by multiplying the total number of shares of Series B Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series B Preferred and Offset Shares (as defined in Section 6(i)(4)) then held by such holder and the denominator of which shall be the total number of shares of Series B Preferred and Offset Shares then outstanding. If the application of this Section 4(e)(ii) has caused the number of shares of Series B Preferred to be redeemed from any holder to exceed the number of shares of Series B Preferred, then held by such holder, such holder shall be deemed (solely for purposes of this paragraph) to have applied a number of Offset Shares equal to such excess to reduce the number of shares of Series B Preferred to be redeemed from such holder.

              vi. DIVIDENDS AFTER REDEMPTION DATE. No share of Series Preferred is entitled to any dividends accruing after the date on which the Liquidation Value of such share of Series Preferred (plus all declared, accrued and unpaid dividends thereon) is paid to the holder thereof. On such date all rights of the holder of such share

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of Series Preferred shall cease, and such share of Series Preferred shall not be deemed to be outstanding.

              vii. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any shares of Series Preferred which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

              viii. OTHER REDEMPTIONS OR ACQUISITIONS. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Series Preferred, except as expressly authorized herein (or pursuant to a purchase offer made pro rata to all holders of Series Preferred on the basis of the aggregate Liquidation Value of the shares of the Series Preferred (plus all declared, accrued and unpaid dividends thereon) owned by such holder.

              ix. ACCRUED DIVIDENDS MUST BE PAID PRIOR TO ANY REDEMPTION. The Corporation may not redeem any Series Preferred, unless all dividends accrued on the outstanding Series Preferred to be redeemed have been paid in full.

              x.   RIGHT OF OFFSET.

                   (1) Upon the receipt of any notice of redemption under this Section 4, any holder of Series A Preferred shall have the right (exercisable by notifying the Corporation prior to the date specified for redemption in the redemption notice) to reduce the number of shares of Series A Preferred to be redeemed from such holder at such time by a number of shares of Series A Preferred not exceeding the number of Offset Shares held by such holder at the time of such redemption; provided that except as otherwise provided in the following sentence, the right of offset hereunder shall not be exercisable in connection with the final scheduled redemption of the Series A Preferred. If any holder of the Series A Preferred has converted shares of Series A Preferred after receipt of any notice of redemption under this Section 4 but prior to the Redemption Date for such redemption, such holder shall be deemed to have elected (and shall not be required to deliver notice of such election) to reduce the number of shares of Series A Preferred to be redeemed from such holder in such redemption by the number of shares of Series A Preferred so converted.

                   (2) A holder of Series A Preferred shall be deemed to hold one Offset Share for each share of Series A Preferred converted by such holder pursuant to Section 6 hereof at any time prior to the scheduled Redemption Date for such share of Series A Preferred and for each share of Series A Preferred otherwise acquired by the Corporation from such holder other than pursuant to a scheduled redemption of Series A Preferred, and an Offset Share shall cease to be an Offset Share when it has been applied to reduce the number of shares of Series A Preferred to be redeemed in any redemption. When any holder transfers any portion of such holder's outstanding shares of Series A Preferred to any other Person, the transferor shall be deemed to have transferred to the transferee a pro rata portion of the transferor's Offset

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Shares, unless the parties to such transaction otherwise agree in a writing deposited with the secretary of the Corporation in connection with such transfer.

                   (3)  Upon the receipt of any notice of redemption under this
Section 4, any holder of Series B Preferred shall have the right (exercisable by notifying the Corporation prior to the date specified for redemption in the redemption notice) to reduce the number of shares of Series B Preferred to be redeemed from such holder at such time by a number of shares of Series B Preferred not exceeding the number of Offset Shares held by such holder at the time of such redemption; provided that except as otherwise provided in the following sentence, the right of offset hereunder shall not be exercisable in connection with the final scheduled redemption of the Series B Preferred. If any holder of the Series B Preferred has converted shares of Series B Preferred after receipt of any notice of redemption under this Section 4 but prior to the Redemption Date for such redemption, such holder shall be deemed to have elected (and shall not be required to deliver notice of such election) to reduce the number of shares of Series B Preferred to be redeemed from such holder in such redemption by the number of shares of Series B Preferred so converted.

                   (4) A holder of Series B Preferred shall be deemed to hold one Offset Share for each share of Series B Preferred converted by such holder pursuant to Section 6 hereof at any time prior to the scheduled Redemption Date for such share of Series B Preferred and for each share of Series B Preferred otherwise acquired by the Corporation from such holder other than pursuant to a scheduled redemption of Series B Preferred, and an Offset Share shall cease to be an Offset Share when it has been applied to reduce the number of shares of Series B Preferred to be redeemed in any redemption. When any holder transfers any portion of such holder's outstanding shares of Series B Preferred to any other Person, the transferor shall be deemed to have transferred to the transferee a pro rata portion of the transferor's Offset Shares, unless the parties to such transaction otherwise agree in a writing deposited with the secretary of the Corporation in connection with such transfer.

         e.  VOTING RIGHTS.

         The holders of the Series Preferred shall be entitled to notice of all meetings of stockholders in accordance with the Corporation's bylaws, and except as otherwise required by law or as provided herein, the holders of the Series Preferred shall be entitled to vote or act by written consent on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and with each share of Series Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series Preferred at the time the vote is taken.

         f.   CONVERSION.

              i.   CONVERSION PROCEDURE.

                   (1) At any time and from time to time, any holder of Series Preferred may convert all or any portion of the Series Preferred (including any fraction of a share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series Preferred to be converted by the Original Issue Price for such share of Series Preferred and dividing the result by the applicable Conversion Price then in effect.

                   (2) Each conversion of Series Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series Preferred to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series Preferred as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                   (3) The conversion rights of any share of Series Preferred subject to redemption hereunder shall terminate on the Redemption Date for such share of Series Preferred unless the Corporation has failed to pay to the holder thereof the Liquidation Value thereof (plus all declared, accrued and unpaid dividends thereon) in which case the conversion rights shall continue with respect to any share of Series Preferred not redeemed.

                   (4) Notwithstanding any other provision hereof, if a conversion of Series Preferred is to be made in connection with a Public Offering, the conversion of any shares of Series Preferred may, at the election of the holder of such shares of Series Preferred, be conditioned upon the consummation of the Public Offering in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

                   (5) As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder:

                        (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                        (b) payment in an amount equal to all accrued dividends with respect to each share of Series Preferred converted, which have not been paid prior thereto, plus the amount payable under subparagraph (9) below with respect to such conversion; and

                        (c) a certificate representing any shares of Series Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                   (6) If for any reason the Corporation is unable to pay any portion of the accrued dividends on any share of Series Preferred being converted then, at the converting holder's option, (a) the Corporation shall either pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment, or (b) such portion of the unpaid dividends shall be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purposes by the Conversion Price then in effect. If the converting holder elects to have dividends paid as soon as funds are legally available, then, at the request of the converting holder, the Corporation shall provide the holder with written evidence of its obligation to such holder.

                   (7) The issuance of certificates for shares of Conversion Stock upon conversion of Series Preferred shall be made without charge to the holder of such Series Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                   (8) The Corporation shall not close its books against the transfer of Series Preferred or of Conversion Stock issued or issuable upon conversion of Series Preferred in any manner which interferes with the timely conversion of Series Preferred. The Corporation shall assist and cooperate with any holder of shares of Series Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

                   (9) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Series Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

              ii.  CONVERSION PRICE.

                   (1) The Conversion Price of the Series A Preferred shall be $2.12. The

Conversion Price of the Series B Preferred shall be $2.60. The Conversion Price of the Series C Preferred shall be $1.45. In order to prevent dilution of the conversion rights granted under this subparagraph, the respective Conversion Prices for the Series Preferred shall be subject to adjustment from time to time pursuant to this Section 6.

                   (2) Subject to Section 6(e), if and whenever on or after the original date of issuance of the Senior Notes, the Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price for the Series C Preferred in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price for the Series C Preferred shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price of the Series C Preferred in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) (i) the consideration, if any, received by the Corporation upon such issue or sale, and (ii) the consideration, if any, payable to the Corporation upon the exercise of any Options (as defined in Section 6(c)(1)) or upon the conversion or exchange of any Convertible Securities (as defined in Section 6(c)(1)) by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided that there shall be no adjustment in the Conversion Price of the Series C Preferred as a result of (i) any issuance or sale (or deemed issuance or sale) of 2,307,972 shares of Common Stock to directors, officers, employees and consultants of the Corporation pursuant to stock option plans or stock ownership plans so long as the issue or sale price of such Options is not less than the Series C Conversion Price then in effect (including any change in the issue price of any Options issued under such plans so long as the issue price is not less than the Series C Conversion Price then in effect) (as adjusted for stock splits, stock dividends and similar recapitalizations) or (ii) the issuance of shares of Convertible Securities or Common Stock as dividends or interest in respect of any shares of Series Preferred or Senior Notes, respectively.

                   (3) If and whenever on or after the original date of issuance of the Senior Notes, the Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price for the Series C Preferred in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Conversion Price for the Series A Preferred shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price of the Series A Preferred in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) (i) the consideration, if any, received by the Corporation upon such issue or sale, and (ii) the consideration, if any, payable to the Corporation upon the exercise of any Options (as defined in Section 6(c)(1)) or upon the conversion or exchange of any Convertible Securities (as defined in Section 6(c)(1)) by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided that there shall be no adjustment in the Conversion Price of the

Series A Preferred as a result of any (i) issuance or sale (or deemed issuance or sale) of 2,307,972 shares of Common Stock to directors, officers, employees and consultants of the Corporation pursuant to stock option plans or stock ownership plans so long as the issue or sale price of such Options is not less than the Series C Conversion Price then in effect (including any change in the issue price of any Options issued under such plans so long as the issue price is not less than the Series C Conversion Price then in effect) (as adjusted for stock splits, stock dividends and similar recapitalizations) or (ii) the issuance of shares of Convertible Securities or Common Stock as dividends or interest in respect of shares of Series Preferred or Senior Notes, respectively.

                   (4) If and whenever on or after the original date of issuance of the Senior Notes, the Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price for the Series C Preferred in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Conversion Price for the Series B Preferred shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price of the Series B Preferred in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) (i) the consideration, if any, received by the Corporation upon such issue or sale, and (ii) the consideration, if any, payable to the Corporation upon the exercise of any Options (as defined in Section 6(c)(1)) or upon the conversion or exchange of any Convertible Securities (as defined in Section 6(c)(1)) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided that there shall be no adjustment in the Conversion Price of the Series B Preferred as a result of any (i) issuance or sale (or deemed issuance or sale) of 2,307,972 shares of Common Stock to directors, officers, employees and consultants of the Corporation pursuant to stock option plans or stock ownership plans so long as the issue or sale price of such Options is not less than the Series C Conversion Price then in effect (including any change in the issue price of any Options issued under such plans so long as the issue price is not less than the Series C Conversion Price then in effect) (as adjusted for stock splits, stock dividends and similar recapitalizations) or (ii) the issuance of shares of Convertible Securities or Common Stock as dividends or interest in respect of shares of Series Preferred or Senior Notes, respectively.

              iii. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Prices for the Series Preferred under
Section 6(b), the following shall be applicable:

                   (1) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants any rights or Options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the

Conversion Price for the Series C Preferred in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                   (2) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange of such Convertible Securities is less than the Conversion Price for the Series C Preferred in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                   (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Option, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any

Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Series Preferred.

                   (4)  TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED
CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series Preferred.

                   (5) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of each class of the outstanding Series Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of each class of the outstanding Series Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                   (6) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                   (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                   (8) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

              iv. CHANGE IN CONVERSION PRICE ON SALE OF U.S. ASSETS. As more fully described below, the respective Conversion Prices for the Series Preferred shall also be reduced if, by March 31, 1998, the Corporation shall not have received $3,500,000 in aggregate net cash sale proceeds (the "Threshold Amount") from the sale or other disposition of all or a portion of the Corporation's or its Subsidiaries' United States wireless communications businesses and assets (the "U.S. Assets") by the application of the following formula:


                        CPE * (1-(Threshold Amount-NSP))
                                  --------------------
                                        25,000,000

where:

CPE = the applicable Conversion Price then in effect.

Threshold Amount = 3,500,000.

NSP = the aggregate net cash sale proceeds received by the Corporation and its Subsidiaries on the sale or other disposition of the U.S. Assets less any liabilities retained by the Corporation and its Subsidiaries related to the U.S. Assets that were sold or disposed; provided that in the event the Corporation and its Subsidiaries have received 80% of the Threshold Amount in cash from the sale or other disposition of the U.S. Assets, then any amounts payable in cash which are held back by the purchasers of such U.S. Assets solely pending governmental approval of such sale or disposition, shall be taken into account in the calculation of the aggregate net sale proceeds received.

If the Corporation and its Subsidiaries receive the Threshold Amount or more, no adjustment in the respective Conversion Prices for the Series Preferred shall occur as a result of the sale or other disposition of the U.S. Assets. In no event shall the Conversion Price for the Series C Preferred obtained by application of this
Section 6(d) be reduced to less than $1.25.

              v. CHANGE IN CONVERSION PRICE FOR SERIES C PREFERRED ON CERTAIN CAPITAL RAISINGS. If, after the original date of issuance of the Senior Notes, the Corporation issues or sells or, in accordance with Section 6(c) is deemed to have issued or sold, any shares of Common Stock, for a consideration per share (the "Per Share Trigger Price") less than $1.93, the Conversion Price for Series C Preferred shall be reduced to the Conversion Price which is the lesser of (i) 25% less than the Per Share Trigger Price but in no event less than $1.25 or
(ii) the Conversion Price for Series C Preferred obtained by application of
Section 6(b)(2); provided that this Section 6(e) shall only apply to the next $7,500,000 in aggregate capital raisings by the Corporation after October 3, 1997.

              vi. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

              vii. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of each class of the Series Preferred then outstanding voting on an as-converted to Common Stock basis) to insure that each of the holders of Series Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of each class of the Series Preferred then outstanding voting on an as-converted to Common Stock basis) to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Series Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series Preferred, if the value so reflected is less than the Conversion Price for the Series C Preferred in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of each class of the Series Preferred then outstanding voting on an as-converted to Common Stock basis) the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

              viii. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's board of directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series Preferred.

              ix.  NOTICES.

                   (1) Immediately upon any adjustment of any Conversion Price, the Corporation shall give written notice thereof to all holders of Series Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

                   (2) The Corporation shall give written notice to all holders of Series Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                   (3) The Corporation shall also give written notice to the holders of Series Preferred at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

              x. MANDATORY CONVERSION. The Corporation may at any time require the conversion of all of the outstanding Series Preferred if the Corporation is at such time effecting a firm commitment underwritten Public Offering of shares of such its Common Stock in which (a) the aggregate proceeds (after taking into account underwriting discounts and commissions) received by the Corporation for the shares shall be at least $20,000,000 and (b) the price per share paid by the public for such shares shall be at least $6.00 (as adjusted for stock splits, stock dividends, reverse stock splits and similar recapitalizations) (a "Qualified Public Offering"). Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Series Preferred at least seven days prior to such closing.

         g.  LIQUIDATING DIVIDENDS.

         If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Corporation shall pay to the holders of Series Preferred at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock had such Series Preferred been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         h.  PURCHASE RIGHTS.

         If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         i.  REGISTRATION OF TRANSFER.

         The Corporation shall keep at its principal office a register for the registration of shares of Series Preferred. Upon the surrender of any certificate representing shares of Series Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the shares of Series Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series Preferred represented by the surrendered certificate.

         j.  REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series Preferred of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the shares of Series Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         k.  DEFINITIONS.

         "Common Stock" means, collectively, the Corporation's Common Stock, par
          ------------
value $.01 per share and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "Common Stock Deemed Outstanding" means, at any given time, the
          -------------------------------
number of shares of Common Stock actually outstanding at such time, plus (a) the number of shares of Common Stock which would be issued upon exercise of all of the Corporation's outstanding Options and (b) the number of shares of Common Stock which would be issued upon conversion or exchange of all of the Corporation's outstanding Convertible Securities (including Convertible Securities issuable upon exercise of Options).

         "Conversion Price" means the respective Conversion Price for each of
          ----------------
the Series A Preferred, Series B Preferred and Series C Preferred in effect from time to time.

         "Conversion Stock" means shares of the Corporation's Common Stock, par
          ----------------
value $.01 per share; provided that if there is a change such that the securities issuable upon conversion of any of the Series Preferred are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the affected Series Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "Liquidation Value" of any share of Series Preferred shall be equal
          -----------------
to the Original Issue Price of such share of Series Preferred.

         "Market Price" of any security means the average of the closing
          ------------
prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of each class of the Series Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of each class of the Series Preferred (voting on an as-converted to Common Stock basis). The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

         "Original Issue Price" of any share of Series A Preferred shall be
          --------------------
equal to $25,000, the Original Issue Price of Series B Preferred shall be equal to $3.65 and the Original Issue Price of the Series C Preferred shall be equal to $1.45.

         "Person" means an individual, a partnership, a corporation, an
          ------
association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Public Offering" means any offering by the Corporation of its equity
          ---------------
securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that for purposes of
Section 6(j) hereof, a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

         "Redemption Date" as to any share of Series Preferred means the date
          ---------------
specified herein for the scheduled redemption of such Series Preferred or the date requested for redemption by the holders of Series C Preferred in accordance with the terms hereof.

         "Senior Notes" means the Corporation's Senior Secured Convertible
          ------------
Notes due 2002 issued pursuant to the Senior Note Purchase Agreement.

         "Senior Note Purchase Agreement" means the Purchase Agreement for the
          ------------------------------
Senior Notes dated October 3, 1997 by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

         "Series A Purchase Agreement" means the Purchase Agreement for the
          ---------------------------
Series A Preferred, dated as of June 27, 1996, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

         "Series B Purchase Agreement" means the Purchase Agreement for the
          ---------------------------
Series B Preferred, dated as of November 22, 1996, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

         "Subsidiary" means, with respect to any Person, any corporation,
          ----------
partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

         l.   AMENDMENT AND WAIVER.

         No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of a majority of each class of the Series Preferred (voting on an as-converted to Common Stock basis) outstanding at the time such action is taken; provided that no such action shall change (i) the manner in which dividends on the Series A Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series A Preferred or the times at which redemption of Series A Preferred is to occur, without the prior written consent of the holders of at least 75% of the Series A Preferred then outstanding, (ii) the Conversion Price of the Series A

Preferred or the number of shares or class of stock into which the Series A Preferred is convertible, without the prior written consent of the holders of at least 75% of the Series A Preferred then outstanding or (iii) the percentage required to approve any change described in clauses (i) and (ii) above, without the prior written consent of the holders of at least 75% of the Series A Preferred then outstanding; and provided, further, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred then outstanding; (iv) the manner in which dividends on the Series B Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series B Preferred or the times at which redemption of Series B Preferred is to occur, without the prior written consent of the holders of at least 75% of the Series B Preferred then outstanding, (v) the Conversion Price of the Series B Preferred or the number of shares or class of stock into which the Series B Preferred is convertible, without the prior written consent of the holders of at least 75% of the Series B Preferred then outstanding or (vi) the percentage required to approve any change described in clauses (iv) and (v) above, without the prior written consent of the holders of at least 75% of the Series B Preferred then outstanding; and provided, further, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series B Preferred then outstanding; (vii) the manner in which dividends on the Series C Preferred accrue or the times at which such dividends become payable, the amount payable on redemption of the Series C Preferred or the times at which redemption of Series C Preferred is to occur, or the priority or amount of payment to the Series C Preferred upon liquidation without the prior written consent of the holders of at least 75% of the Series C Preferred then outstanding, (viii) the Conversion Price of the Series C Preferred or the number of shares or class of stock into which the Series C Preferred is convertible, without the prior written consent of the holders of at least 75% of the Series C Preferred then outstanding or (ix) the percentage required to approve any change described in clauses (vii) and (viii) above, without the prior written consent of the holders of at least 75% of the Series C Preferred then outstanding; provided, further, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series C Preferred then outstanding. Notwithstanding anything to the contrary contained herein, no amendment, modification or waiver with respect to any provision of Sections 1 to 12 hereof may be made which improves the position of the holders of the Series A Preferred and the holders of the Series B Preferred to the detriment of the holders of the Series C Preferred without the prior written consent of 66 2/3% of the Series C Preferred then outstanding.

         M.   NOTICES.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         5.

              a. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

              b. Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

         6.

              The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.

         7.

              The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

         8.

              a. Each person who was or is made a party, is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General

Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this
Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VIII shall be a contract right and, subject to Sections 2 and 5 of this Article VIII, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         b. Any indemnification of a director or officer of the Corporation under Section 1 of this Article VIII or advance of expenses under Section 5 of this Article VIII shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VIII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VIII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

              c. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the By-Laws, agreements, vote of stockholders or disinterested directors or otherwise.

              d. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VIII.

              e.  Expenses incurred by any person described in Section 1 of this
Article VIII in defending a proceeding shall be paid by the Corporation in advance of such proceeding's final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

              f. Persons who are not covered by the foregoing provisions of this Article VIII and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

              g. The provisions of this Article VIII shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article VIII and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article VIII or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

              h. For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         9.

              The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

              We, the undersigned, being the President and Secretary of the Corporation, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this ____ day of October, 1997.


                                      /s/ MICHAEL N. SIMKIN
                                      ------------------------------------------
                                      Michael N. Simkin, Chief Executive Officer


                                      /s/ BERNARD G. DVORAK
                                      ------------------------------------------
                                      Bernard G. Dvorak, Secretary

                          CERTIFICATE OF AMENDMENT TO

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                        CENTENNIAL COMMUNICATIONS CORP.



     CENTENNIAL COMMUNICATIONS CORP., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, DOES HEREBY CERTIFY:

     1. The name of the corporation is CENTENNIAL COMMUNICATIONS CORP. (hereinafter the "Corporation").

     2. The Corporation's original Certificate of Incorporation was initially filed with the Secretary of the State of Delaware on Thursday, October 26, 1995.

     3. The following amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 228 and 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation having adopted resolutions setting forth the proposed amendment, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption thereof; and written notice of such adoption by the stockholders without a meeting by less than unanimous written consent having been given to those stockholders from whom such written consent was not received.

     4. Article IV, Section 1(a) of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in full as follows:

                                  ARTICLE IV

         SECTION 1.

                "(A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is fifty-seven million four hundred thousand (57,400,000) shares, forty million (40,000,000) shall be Common Stock, each having a par value of one cent ($.01) per share.

Seventeen million four hundred thousand (17,400,000) shares shall be Preferred Stock, each having a par value of one cent ($.01) per share.

     5. Article IV, Sections 4(a) and 4(b) of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in full as follows:

                                  ARTICLE IV

     SECTION 4.  REDEMPTIONS.

     "(A) OPTIONAL SERIES C PREFERRED REDEMPTIONS.

          Subject to the provisions contained herein, the Corporation shall redeem, at the option of the holders of shares of Series C Preferred, shares of Series C Preferred held by such holders at any time on or after January 31, 2006 (the "Redemption Effective Date"), at a price per share equal to the Liquidation Value thereof (plus all of Series C Preferred declared, accrued and unpaid dividends thereon). Any redemption requested by the holders of shares of Series C Preferred must be received by the Corporation at least 30 days prior to the date requested for redemption. The Corporation shall only be required to redeem shares of Series C Preferred (i) on four occasions during each twelve month period commencing with the Redemption Effective Date, and (ii) so long as the holders of at least 5% of the outstanding shares of Series C Preferred request redemption at such time."

     (B) SCHEDULED REDEMPTIONS. The Corporation shall redeem a number of shares of Series A Preferred equal to 33-1/3% of the total number of shares of Series A Preferred issued under the Series A Purchase Agreement (or such lesser number then outstanding) on each of March 1, 2006, March 1, 2007 and March 1, 2008 (the "Scheduled Redemption Dates"), at a price per share of Series A Preferred equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall redeem a number of shares of Series B Preferred equal to 33-1/3% of the total number of shares of Series B Preferred Stock issued under the Series B Purchase Agreement (or such lesser number then outstanding) on each of the Scheduled Redemption Dates, at a price per share of Series B Preferred equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

     6. The amendments set forth above were duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this ___ day of December, 1997.

                                                CENTENNIAL COMMUNICATIONS CORP.


                                                By:/s/ BERNARD G. DVORAK
                                                   ----------------------------
                                                   Bernard G. Dvorak
                                                   Chief Financial Officer


                                       3